UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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GENWORTH FINANCIAL, INC.

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SCOTT KLARQUIST

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OPEN LETTER TO THE SHAREHOLDERS OF GENWORTH FINANCIAL, INC. (GNW)

Dear Fellow GNW Shareholders:

My name is Scott Klarquist and I am the CIO of Seven Corners Capital Management, LLC. By way of background, I am a former corporate attorney based in New York City (J.D., University of Virginia) who transitioned into full-time investing nearly a decade ago. I now focus mainly on small and micro-cap stocks, such as GNW. I am writing you today to let you know that I intend to solicit proxies from certain significant GNW shareholders for the upcoming GNW Annual Meeting scheduled for May 19, 2022, (1) to oppose the election of all four Directors currently on GNW's Compensation Committee (Proposal 1 in Genworth's Proxy Statement), and (2) to vote against the approval of the advisory vote on executive compensation (Proposal 2 in Genworth Proxy Statement). My rationale for doing so is set forth below.

REASONS FOR THE SOLICITATION

Genworth's Compensation Committee Directors Have Failed Shareholders and Need to be Removed

Incentives determine outcomes. As Charlie Munger has said, "Never, ever, think about something else when you should be thinking about the power of incentives." By far the most important incentives for any corporate executive are the terms of such executive's short and long-term compensation. Unfortunately, I believe Genworth's senior executive compensation makes little sense, due to the decisions made by Genworth's Nominating and Corporate Governance Committee, as further explained herein. Therefore I plan to solicit shareholders to vote WITHHOLD with respect to the election of each of Karen E. Dyson, Jill R. Goodman, Melina E. Higgins and Robert P. Restrepo Jr. to the Board at the Annual Meeting, because I believe it will send a strong message to the Board that shareholders are dissatisfied with Genworth's executive compensation policies and will cause it to take action to protect the shareholders' investment in our Company.

Genworth's executive compensation system regarding its senior officers, such as Genworth's CEO Thomas E. McInerney, appears to be deeply flawed. To take just one obvious data point, consider that Genworth's CEO James McInerney has been awarded $70 million in total compensation by our Board since he took office on January 1, 2013 through December 31, 2021 (including $30 million in total cash compensation), while during that period shareholders have suffered a total loss of 50% on their investment in Genworth stock (including receiving zero dividends). All during a raging bull market, with the S&P 500 up 220% plus dividends!

CEO McInerney	Base Salary	Cash Incentive Bonus	Stock Awards	Option Awards	Other Comp	TOTAL	TOTAL CASH COMP
2013	973,799	3,000,000	790,000	7,056,600	165,665	11,986,064	3,973,799
2014	996,803	0	1,142,250	0	557,312	2,696,365	996,803
2015	1,035,141	1,200,000	775,000	0	175,372	3,185,513	2,235,141
2016	996,804	3,000,000	4,215,000	0	328,453	8,540,257	3,996,804
2017	996,804	3,000,000	4,443,080	0	525,327	8,965,211	3,996,804
2018	996,804	2,500,000	5,291,240	0	523,900	9,311,944	3,496,804
2019	1,000,000	2,500,000	5,139,528	0	463,106	9,102,634	3,500,000
2020	1,000,000	2,540,000	3,350,874	0	466,714	7,357,588	3,540,000
2021	1,000,000	3,000,000	4,063,966	0	435,413	8,499,379	4,000,000
Totals	8,996,155	20,740,000	29,210,938	7,056,600	3,641,262	69,644,955	29,736,155

Source: GNW Proxy Statements 2014-2022. Amounts in $.

This largess to the CEO is all the more insulting to Genworth shareholders in light of his irrational insistence on backing no less than 17(!) extensions of the doomed China Oceanwide merger without any ticking or termination fee (note that Directors Higgins and Restrepo were both on our Board throughout the entirety of this fiasco) , resulting in the waste of untold millions of shareholder funds and thousands of Genworth employee man-hours. While CEO McInerney likely enjoys receiving millions in cash compensation per year courtesy of the shareholders regardless of whether the shareholders win or lose (what CEO wouldn't?), he apparently is not willing to bet on himself via our stock, as he has been dumping GNW shares in recent months at a staggering pace. Per his SEC Form 4 filings, he sold 150,000 shares on the open market on February 22nd, as well as an additional 1,005,609 shares on March 1st, in each case at a small fraction of Genworth's reported book value. Clearly something is amiss.

The Company has a director resignation policy in place for uncontested elections, whereby any nominee for director in a non-contested election of directors who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall submit to the Board a letter of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (excluding any nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.

Genworth's Shareholders Will Be Negatively Impacted by the Ongoing Tenure of the Compensation Committee Directors

Genworth's executive compensation system is only as good as the decisions collectively made by the Compensation Committee Directors. In other words, "garbage in, garbage out." Since almost every public company (including ours) benchmarks its compensation practices against those of a self-selected peer group, it is instructive to analyze Genworth's peer group, which includes the following 14 companies (see page 47 of Genworth's 2022 proxy statement): Aflac, Inc.; American Financial Group, Inc.; Assurant, Inc.; CNA Financial Corporation; CNO Financial Group, Inc.; Fidelity National Financial; First American Financial Corporation; Hanover Insurance Group; Lincoln National Corporation; MGIC Investment Corporation; Principal Financial Group, Inc.; Radian Group; Reinsurance Group of America, Inc.; and Unum Group (collectively, the "Genworth Peer Group"). Unfortunately, the Genworth Peer Group bears no resemblance to our company as regards market capitalization, which is usually (in my experience reviewing proxy statements) a key determinant in identifying peer groups (in addition to type of business):

Current Genworth market cap: $1.9B, versus current Genworth Peer Group Average Market Cap: $11.3B (smallest, Radian: $3.8B; largest, Aflac: $41B)

The average market cap of the Genworth Peer Group is over 5X that of our company (indeed, the smallest market cap in the Genworth Peer Group is over double that of Genworth)! In determining executive compensation, Genworth has no business comparing itself to competitors with market caps that are 2X to 20X higher; rather, Genworth should compare itself to similar companies in the $1 billion to $3 billion market cap range, such as mortgage insurer NMI Holdings Inc, or "NMIH" (current market cap: $1.7B), whose C-suite executives make about half of the compensation of Genworth's:

GNW C-suite Top 5	Total GNW 2021 Compensation	NMIH C-suite Top 5	Total NMIH 2021 Compensation
McInerney	8,499,379	Merkle	4,970,949
Sheehan	5,579,800	Shuster	2,824,871
Gupta	11,006,561	Pollitzer	2,822,604
Haendiges	2,682,654	Leatherberry	2,436,972
Bobitz	2,229,729	Mathis	2,338,198
Total	29,998,123	Total	15,393,594

Source: 2021 GNW and NMIH Proxy Statements. Amounts in $.

Perhaps unsurprisingly for a company that appears to prioritize its shareholders by properly reining in corporate expenses, in 2021 the ratio of the total compensation of NMIH's CEO to its average employee was a respectable 28:1, whereas the same ratio for Genworth's CEO was an outrageous 81:1 (no, not a typo), or 3X that of NMIH. (See page 78 of Genworth's 2022 Proxy Statement.) Double or triple (depending on the metric used) the compensation for a vastly inferior long-term total shareholder return (during the past five years, NMIH's stock has outperformed Genworth's by approximately 7,000 basis points) is not something to write home about-and the buck stops with the enablers of this nonsense, Genworth's Compensation Committee Directors.

Strangely, per page 35 of Genworth's 2022 Proxy Statement, our Compensation Committee has retained a compensation consultant (Steven Hall & Partners, LLC) that has just two employees (per its website) and appears, based on a full-text search on EDGAR, to have represented just a handful other public companies over the past year, one of which (Kohl's) is currently embroiled in a proxy war. The challenger in the Kohl's contest (Macellum Advisors) said this in its March 18, 2022 proxy statement: "We believe that Kohl's Board has approved a poorly designed executive compensation program that insufficiently ties rewards to performance". Why haven't the Compensation Committee Directors hired a more reputable firm for compensation advice, such as Semler Brossy or F.W. Cook? Is it because a tiny firm such as Steven Hall & Partners, lacking the scale to offset overhead costs enjoyed by larger compensation consultancies, might just be a bit more desperate for fee income and therefore more willing to rubber-stamp whatever compensation scheme our Board comes up with (no matter how illogical)?

The Specifics of Genworth's Executive Compensation System Raise Troubling Questions

Upon closer examination of the discussion of executive compensation contained in Genworth's 2022 preliminary proxy statement dated as of April 5, 2022 (the "Company Proxy") (which runs a mind-boggling 40 pages), a myriad of troubling questions are raised regarding the specific metrics and criteria used to determine the compensation for our Company's NEOs, such as the following:

· The Company Proxy (Page 41), Note 1, states: "Mr. Bobitz resigned from his position as Executive Vice President and General Counsel effective December 31, 2021, but will remain employed with the company in an advisory role through June 30, 2022." Why is Mr Bobitz being paid for 6 months after his resignation? What is he "advising" on, how much is the Company paying him and how many hours per week is he required to work?

· The Company Proxy (Page 42), states: "Genworth also reduced annual operating expenses by approximately $75million on a run-rate basis." How is this calculated? The line item for consolidated "acquisition and operating expenses" for both Q4 2021 and full year 2021 was higher year over year, according to the Company's own financial statements in its 2021 Form 10-K filing.

· The Company Proxy (Page 43), states: "U.S. Life business exceeded expectations in its expense management efforts." What are these expense management targets and where are they disclosed? Also on Page 43, we are told: "Investments strategic asset production & environmental, social & governance investment initiatives exceeded target goals." Similarly, what are these target goals and where are they disclosed? Lastly on this page we find a sentence beginning with the following preamble: "In consideration of the favorable feedback received on our compensation design over the past three years..." Does the Company really believe that garnering 84%, 90% & 91% (respectively) over the past 3 years (and, moreover, with these percentages trending in the wrong direction) on its executive compensation advisory votes is "favorable"? This is far below what Genworth's self-defined "peers" seem to receive (see, e.g., AFLAC, which had results of 96%, 98% and 97% for the same years).

· The Company Proxy (Page 49) lists multiple "Key Financial Objectives" for which Genworth's actual 2021 results either almost reached or barely exceeded the "maximum" level needed for the highest possible bonus payment. For example, 2021 LTC In-Force Rate Actions Gross Incremental Premium Approvals came in at $403 million, less than 1% above the $400 million "maximum" bonus threshold for this test. Similarly, Enact's 2021 Adjusted Operating Income was $520 million, or 99.4% of the $523 million "maximum" bonus threshold for this metric. And 2021 Net Investment Income was $3,370 million, or 99.8% of the "maximum" bonus threshold of $3,377 million. How likely is it that actual 2021 financial results for so many different uncorrelated financial metrics could so closely mirror the precise numbers required in order for Genworth's C-suite executives to cash in "maximum" short-term bonuses? On what date in 2021 were these "Key Financial Objectives" established by our Compensation Committee Directors? Were any of these subsequently amended? Where are Genworth's 2022 key financial objectives disclosed? If they aren't, why not?

· The Company Proxy (Page 50), Note 4, refers to "adjusted levered operating income" and "average ending Genworth's levered equity attributable to Enact." How is each of these defined/calculated? Where is the numerical calculation of the "Operating ROE for Enact" metric for 2021 in the Company Proxy? Why is it determined over trailing 5 quarters, instead of 4? In addition, why did Genworth's 2020 Proxy Statement refer to "adjusted unlevered operating income" and "unlevered equity" (i.e., why did it change for 2021)?

  The Company Proxy (Page 52) claims that the 2021 short-term incentive compensation for CEO McInerney was determined "based on the achievement of the financial and strategic measures indicated below", yet no such financial or strategic measures, nor any percentage weightings for such measures for bonus purposes, are listed below. (In last year's proxy statement, such measures appeared, but only 34% of the CEO's annual incentive pay that year was tied to specific financial metrics, while two-thirds was based on undefined and unmeasured objectives like "Right Size Organization" and "Close China Oceanwide Transaction OR Implement Strategic Alternatives" (truly a Pass/Fail test if one ever existed!)) Our Compensation Committee Directors also lauded him for "developing and executing a new strategy after the China Oceanwide transaction" and decided to grant him a bonus for 2021 equal to 150% of his targeted amount (why 150%?), when he in fact should have been reprimanded (not rewarded) by the Board for allowing the China Oceanwide debacle to drag on so long in the first place.

· The Company Proxy on Pages 52-54 discloses that each of the five Company NEOs achieved between 135% and 150% of their targeted bonus for 2021, despite Genworth's stock price appreciating a pedestrian 7% during the year (well below the S&P 500's total return). Apparently, at Genworth nobody in the C-suite ever gets a grade of "B", they all get either "As" or "A-minuses"! Talk about grade inflation.

· Any discussion of Genworth's long-term incentive compensation (on Pages 55-60 of the Company Proxy) is moot, given that the Company should not be handing out any such compensation to its underperforming executives (especially in light of how much these executives receive in aggregate short-term pay). However, it is worth noting that the metrics seem to change with every three-year cycle (likely conveniently for C-suite insiders), with the 2019-2021 LTI goal consisting solely of 3-year Consolidated Genworth Adjusted Operating Income (itself a fatally flawed measure, do to its "self-grading" definition-see bullet point immediately below), which then changed for the 2020-2022 cycle to (A) Enact & Genworth Mortgage Insurance Australia Adjusted Operating Income (2/3) and (B) Net Present Value of Approved Rate Actions (1/3), only to change once again for 2021-2023 to (x) Consolidated Genworth Adjusted Operating Income (80%) and (y) Total Shareholder Return (20%). There is no rhyme or reason to these constantly changing metrics, nor do they appear to result in any increase in Genworth's long-term share price, which has been stuck around the $4/share level for the past 5 years.

· Shareholders should note that the definition of "Genworth Consolidated Adjusted Operating Income" on Page 57 of the Company Proxy specifically excludes a laundry list of items for compensation purposes (virtually all of which might negatively affect the measurement of such income, rendering the metric practically useless in gauging true operating performance). These exclusions include "impacts from in-force reserve changes from future period assumption changes (e.g. mortality, interest rate, expense, lapse, morbidity), methodology changes (e.g. changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act, legal fees and settlement costs related to merger & acquisition litigation, any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction), and professional fees related to the implementation of the Long Duration Targeted Improvements ("LDTI") accounting standard". The Company even excludes the effect of "strategic transactions in 2021, 2022 or 2023 that are not included in forecast assumptions" in determining its 3-year LTI operating performance.

· In demonstrating the Compensation Committee Directors' uncanny ability to needlessly squander shareholder funds , the Company Proxy on Pages 65-66 discloses that Genworth (meaning us, the shareholders) not only paid a so-called "Cash Retention Bonus" of $3,000,000 to Enact's CEO Gupta in 2021 (aren't his Base Salary plus various cash and stock bonuses retention payments enough?), but it also paid a so-called "Cash Separation Payment" of $1,875,000 to Genworth's former COO Schneider, who quit in January 2021 (in return for quitting, Mr Schneider also received a pro-rated annual incentive payment of $468,750, payments related to health benefits of $51,374 and accelerated RSU vesting with an aggregate value of $753,719).

Are the Compensation Committee Directors Just Here for the Networking and Easy Money?

In light of the foregoing, rational Genworth shareholders should ask themselves: Who are the Compensation Committee Directors serving on behalf of, the shareholders (the true owners of the Company) or the members of Genworth's C-suite? We might conceivably take solace that the answer is the former if any of the Compensation Committee Directors had demonstrated a firm commitment to align their financial interests with those of the shareholders in the past, but in my view this sadly has not been the case. None of Compensation Committee Directors Higgins, Dyson or Goodman has ever purchased a single share of Genworth stock on the open market, and, while Director Restrepo deserves some credit in recently buying 50,000 shares, his purchase came two days after I submitted my director nomination and a proxy contest was suddenly in prospect. A coincidence? Or was Director Restrepo's purchase defensive and reactionary? Prior to the submission of my director nomination, Mr Restrepo had never bothered to purchase open market shares of Genworth stock since joining our Board in late 2016.

In addition, each of the Compensation Committee Directors serves on the boards of various other public and non-public companies, calling into question their willingness to challenge entrenched management. Compensation Committee Director Restrepo, for example, also serves on the boards of RLI Corp (where he made $175,000 in director fees for 2021) and Enact Holdings (thereby earning double director fees courtesy of Genworth shareholders, since we own 82% of Enact!). Compensation Committee Director Dyson (the committee chair), on the other hand, serves on the boards of USAA Federal Savings Bank (since October 2017); CALIBRE Systems, Inc. (since October 2018); and the Army Emergency Relief Organization (since 2020). Why rock the boat as a director, if one can instead rubber-stamp the CEO's lucrative compensation package and empire-building plans and thereby collect director fees well into the six figures, while working just a few weeks a year? Each of Genworth's Compensation Committee Directors, for example, stands to make a *minimum* of $270,000 in director fees for serving on our Board (versus $242,000 in 2020), plus additional fees for serving as a committee chair or board chair-that is, so long as they don't get ejected from the director suite for being obstreperous (the Nomination Committee can simply decline to renominate any such director at the next annual meeting, perhaps following a not-so-subtle hint from the CEO).

Lastly, in a strange side note, one of the Compensation Committee Directors has her age listed incorrectly in Genworth's preliminary proxy statement. It seems Director Dyson should currently be either 63 or 64 years old (rather than 62), based on her college graduation date of 1980 (per an article about her on Missouri State's website). One wonders, what other professional credentials listed in Genworth's preliminary proxy statement for our Directors will prove to be inaccurate upon closer examination?

I will be in further communication with you in the weeks ahead in connection with the foregoing. Please monitor this space!

Sincerely,

/s/ Scott Klarquist

Scott Klarquist

CIO, Seven Corners Capital Management, LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANT:

Scott Klarquist intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (SEC) to be used to solicit votes at the 2022 annual meeting of stockholders of Genworth Financial, Inc., a Delaware corporation (the Company). MR. KLARQUIST STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PROXY SOLICITATION MATERIALS, WHEN AVAILABLE, WILL BE POSTEDUNDER THE "ACTIVISM" TAB ON SEVENCORNERSCAPITAL.COM.

As of the date hereof, Mr. Klarquist may be deemed to directly beneficially own 30,100 shares of common stock, par value $0.001 per share, of the Company.